Exhibit 14
CODE OF ETHICAL CONDUCT FOR FINANCIAL MANAGERS
Publix Super Markets, Inc. including its affiliates and subsidiaries (Publix) is committed to the highest standards of business and ethical conduct. This includes conducting business in accordance with the spirit and letter of applicable laws, rules and regulations. In particular, Publix’s financial managers(1) are vested with a higher level of responsibility over the financial affairs of Publix. Financial managers must fulfill this responsibility by adhering to a high ethical standard. This Code of Ethical Conduct for Financial Managers (Code) provides principles to which Publix’s financial managers are expected to adhere and advocate. Publix’s financial managers agree by their signature below, that they will:
1.Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest.
2.Avoiding actual or apparent conflicts between his or her personal interests and the interests of Publix, including receiving improper personal benefits as a result of his or her position.
3.Manage financial transactions and reporting systems and procedures so that business transactions are properly authorized and completely, timely and accurately recorded on Publix’s books and records in accordance with generally accepted accounting principles and established company financial policies.
4.Perform responsibilities with a view to causing periodic reports and other documents filed with the SEC and other public communications to contain information that is full, fair, accurate, complete, timely, understandable, and not misleading.
5.Comply with, and establish and maintain processes and procedures to cause compliance with applicable governmental laws, rules and regulations.
6.Act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.
7.Maintain the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose.
8.Use corporate assets and resources in a responsible manner.
9.Not use corporate information, corporate assets, corporate opportunities or his or her position with Publix for personal gain.
10.Not compete directly or indirectly with Publix.
11.Comply in all respects with all Publix policies governing ethical conduct and financial reporting, including, without limitation, Publix’s Insider Trading Policy.
12.Proactively promote ethical behavior among subordinates and peers.
13.Promptly report violations of this Code to the General Counsel or the Chief Financial Officer.
Publix requires that its financial managers acknowledge and certify the foregoing annually and confirm such certification with the Audit Committee.
The Audit Committee shall have the power to monitor, make determinations, and recommend action to the Board with respect to violations of this Code.
EXECUTED this _____ day of ______________ 20XX.

Signature:____________________________________

Print Name:__________________________________

Title:________________________________________

____________________________
(1)For purposes of this Code, financial managers include Publix’s principal executive officer(s), principal financial officer, principal accounting officer or controller, or persons performing similar functions.